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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                        Date of Report: October 18, 2000



                               KMG CHEMICALS, INC.
                             (Formerly KMG-B, Inc.)
                (Name of Registrant as specified in its charter)

                        Commission File Number 000-29278


              TEXAS                                    75-2640529
   (State or other jurisdiction of                   (IRS Employer
    incorporation or organization)                 Identification No.)


                         10611 HARWIN DRIVE, SUITE 402
                              HOUSTON, TEXAS 77036
                    (Address of principal executive offices)

                                 (713) 988-9252
                        (Registrant's telephone number)


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ITEM 2.  ACQUISITION OR DISPOSITION OF ASSETS.

         A subsidiary of the Company acquired an herbicides product line from GB Biosciences Corporation ("GBB"), a subsidiary of Zeneca Ag Products, Inc., on October 3, 2000 for $2.3 million plus the payment of an earnout on adjusted net sales of the herbicides over five years. The acquisition was financed out of Company working capital. The purchased product line consists of monosodium and disodium methanearsonic acid herbicides ("MSMA products"). The Company believes that its sales of MSMA products in fiscal 2001 will be approximately $5-7 million.

         The Company's acquisition of the MSMA product line included the purchase of pesticide registrations, product trademarks and the manufacturing equipment necessary to make MSMA products. For the balance of calendar 2000, GBB will continue to manufacture MSMA products for the Company in order to build the inventory that will be needed by customers in the 2001 growing season. The Company intends to begin moving the purchased manufacturing equipment to its facility in Matamoros, Mexico in January 2000, to reassemble it and restart production late in calendar 2001.

         MSMA products are sold primarily under the name Bueno(R) 6 and used in the United States and elsewhere in the world as a cotton crop herbicide. For several years, however, cotton farmers in the United States have been planting genetically modified cotton seed that is resistant to the herbicide Roundup-Registered Trademark- and other glyphosate herbicides. As farmers converted to that seed and to glyphosate, MSMA products became niche products used primarily by farmers who are sensitive to the higher cost of the genetically modified seed program.

         MSMA products are also sold by Drexel Chemical Company, Luxembourg-Pamol, Inc. and Albaugh, Inc.

ITEM 5.  OTHER EVENTS.

         See Item 2, above.



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ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS.

         (c)       Exhibits:

         2.1(iii) Asset Sale Agreement dated October 3, 2000 between KMB-Bernuth, Inc., the Company and GB Biosciences Corporation

         10.23 Manufacturing and Formulation Agreement dated October 3, 2000 between KMB-Bernuth, Inc. and GB Biosciences Corporation

                   Portions of Exhibits 2.1(iii) and 10.23 are omitted and separately filed with the Securities Exchange Commission pursuant to a request for confidential treatment

                   Schedules and attachments that are omitted shall be furnished to the Commission on request



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                                  SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

KMG CHEMICALS, INC.



By:      /s/ David L. Hatcher                        Date: October 18, 2000
   ---------------------------
         David L. Hatcher
         President